Exhibit 10(m)

INVACARE CORPORATION

DEFERRED COMPENSATION PLUS PLAN

INVACARE CORPORATION

DEFERRED COMPENSATION PLUS PLAN

(Effective January 1, 2005)

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6.2	Adjustment for Investment Gains and Losses Upon a Distribution	19
6.3	Form of Payment	19
6.4	Change in Date or Form of Distribution	20
6.5	Transition Elections	21
6.6	Designation of Beneficiaries	21
6.7	Change of Beneficiary Designation	21
6.8	No Beneficiary Designation	21
6.9	Withdrawals for Unforeseeable Emergency	22
6.10	Withholding	22

ARTICLE VII ADMINISTRATION		23
7.1	Committee	23
7.2	General Powers of Administration	23
7.3	Indemnification of Committee	24

ARTICLE VIII DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION		25
8.1	Claims	25
8.2	Claim Decision	25
8.3	Request for Review of a Denied Claim	26
8.4	Review of Decision	26
8.5	Discretionary Authority	27

ARTICLE IX AMENDMENT AND TERMINATION		28
9.1	Power to Amend or Terminate	28
9.2	Distribution Upon Plan Termination	28

ARTICLE X MISCELLANEOUS		30
10.1	Plan Not a Contract of Employment	30
10.2	Non-Assignability of Benefits	30
10.3	Severability	30
10.4	Governing Laws	30
10.5	Binding Effect	30
10.6	Entire Agreement	30
10.7	No Guaranty of Tax Consequences	31

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INVACARE CORPORATION

DEFERRED COMPENSATION PLUS PLAN

(Effective January 1, 2005)

ARTICLE I

INTRODUCTION

1.1	Name of Plan.

Invacare Corporation (the “Company”) hereby adopts the Invacare Corporation Deferred Compensation Plus Plan (the “Plan”).

1.2	Purposes of Plan.

The purposes of the Plan are to provide deferred compensation for a select group of management or highly compensated Employees and to provide eligible Employees the opportunity to defer receipt of a portion of Base Salary, Bonus Compensation and/or other compensation.

1.3	“Top Hat” Pension Benefit Plan.

The Plan is an “employee pension benefit plan” within the meaning of ERISA Section 3(2). The Plan is maintained, however, for a select group of management or highly compensated employees and, therefore, is exempt from Parts 2, 3 and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code Section 401(a).

1.4	Plan Unfunded.

The Plan is unfunded. All benefits will be paid from the general assets of the Company, which will continue to be subject to the claims of the Company’s creditors. No amounts will be set aside for the benefit of Plan Participants or their Beneficiaries.

1.5	Effective Date.

The Company maintains the Invacare Corporation 401(k) Plus Benefit Equalization Plan (“Prior Plan”) which relates to certain deferred compensation amounts which were deferred, earned and vested on or prior to December 31, 2004, plus earnings and losses attributable thereto. Such amounts remain subject to all terms and provisions of the Prior Plan which are not intended to be modified by the terms hereof, or otherwise materially modified, so as to allow such amounts to be exempt from Code Section 409A.

The Company now establishes the Invacare Corporation Deferred Compensation Plus Plan, effective January 1, 2005, which relates to (i) amounts deferred after December 31, 2004, and (ii) any amounts previously deferred under the Prior Plan but which were not vested prior to January 1, 2005 (all liabilities with respect to such amounts being hereby transferred to this Plan), plus earnings and losses attributable thereto. The Plan is effective as of the Effective Date; provided, however, that in general this document reflects the provisions of the Plan in effect for periods on and after January 1, 2009. For the period between the Effective Date and

January 1, 2009, the Plan was operated in good faith compliance with Code Section 409A and applicable transition guidance and relief thereunder (including but not limited to Notice 2007-86), but this document is not intended to fully reflect the operation of the Plan during such period.

1.6	Administration.

The Plan shall be administered by the Committee or its delegates, as set forth in Section 7.1.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	Definitions.

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:

(a)	“Account” means the bookkeeping account or accounts maintained by the Company to reflect the Participant’s Base Salary Deferrals, Bonus Deferrals, Matching Contributions, IQC Contributions, Discretionary Contributions and Prior Plan Unvested Amounts, together with all earnings, gains and losses thereon. Accounts shall be further denominated as Retirement Accounts or In-Service Distribution Accounts.

(b)	“Affiliate” means any corporation or business organization during any period during which it would be treated, together with the Company, as a single employer for purposes of Code Sections 414(b) or (c).

(c)	“Base Salary” means the base rate of cash compensation, including commissions, paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (i) deferrals pursuant to Section 4.1 and (ii) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under Code Section 125 maintained by the Company.

(d)	“Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld hereunder and credited to his Account pursuant to Section 4.1.

(e)	“Beneficiary” means the person or persons designated by the Participant in accordance with Section 6.6 or, in the absence of an effective designation, the person or entity described in Section 6.8.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Bonus Compensation” means the amount that is awarded to a Participant for a Plan Year under any bonus arrangement maintained by the Company and is “performance-based compensation” under Code Section 409A.

(h)	“Bonus Deferral” means the amount of a Participant’s Bonus Compensation which the Participant elects to have withheld hereunder and credited to his Account pursuant to Section 4.1.

(i)	“Change of Control” means the first time on which, after the Effective Date:

(i)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended, disclosing the acquisition, in a transaction or series of transactions, by any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than (1) A. Malachi Mixon and/or any Affiliate of A. Malachi Mixon, (2) Invacare or any of its subsidiaries, (3) any employee benefit plan or employee stock ownership plan or related trust of Invacare or any of its subsidiaries, or (4) any person or entity organized, appointed or established by Invacare or any of its subsidiaries for or pursuant to the terms of any such plan or trust, of such number of shares of Invacare as entitles that person to exercise 30% or more of the voting power of Invacare in the election of Directors; or

(ii)	During any period of 24 consecutive calendar months, individuals who at the beginning of such period constitute the Directors of Invacare cease for any reason to constitute at least a majority of the Directors of Invacare unless the election of each new Director of Invacare (over such period) was approved or recommended by the vote of at least two-thirds of the Directors of Invacare then still in office who were Directors of Invacare at the beginning of the period; or

(iii)	There is a merger, consolidation, combination (as defined in Section 1701.01(Q), Ohio Revised Code), majority share acquisition (as defined in Section 1701.01(R), Ohio Revised Code), or control share acquisition (as defined in Section 1701.01(Z)(1), Ohio Revised Code, or in Invacare’s Articles of Incorporation) involving Invacare and, as a result of which, the holders of shares of Invacare prior to the transaction become, by reason of the transaction, the holders of such number of shares of the surviving or acquiring corporation or other entity as entitles them to exercise less than fifty percent (50%) of the voting power of the surviving or acquiring corporation or other entity in the election of Directors; or

(iv)	There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Invacare, but only if the transferee of the assets in such transaction is not a subsidiary of Invacare; or

(v)	The shareholders of Invacare approve any plan or proposal for the liquidation or dissolution of Invacare, but only if the transferee of the assets of Invacare in such liquidation or dissolution is not a subsidiary of Invacare.

If an event described in any of Clauses (a), (b), (c), (d), and (e) occurs, a Change of Control shall be deemed to have occurred for all purposes of this Agreement and that Change of Control shall be irrevocable.

(j)	“Code” means the Internal Revenue Code of 1986, as amended. In general, a reference to the Code will include all lawful regulations and pronouncements promulgated thereunder, including without limitation, all applicable transition relief with respect to Code Section 409A.

(k)	“Committee” means the administrative committee named to administer the Plan pursuant to Section 7.1.

(l)	“Company” means Invacare Corporation and any successor thereto.

(m)	“Deferral Period” means the period of time for which a Participant elects to defer receipt of the Base Salary Deferrals and Bonus Deferrals credited to such Participant’s In-Service Account(s).

(n)	“Directors” means the Board of Directors of the Company.

(o)	“Disability” means, with respect to any Participant, that such Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. Without limitation, for purpose of this Plan, a Participant will be deemed to have a Disability if the Participant is determined to be totally disabled by the Social Security Administration, or is determined to be disabled in accordance with a disability insurance program of the Company or any Affiliate (provided that the definition of disability applied under such disability insurance program complies with the requirements of Section 409A).

(p)	“Discretionary Contribution” means the Company’s contribution, if any, made pursuant to Section 4.6.

(q)	“Effective Date” means January 1, 2005, except where a different date is specifically set forth.

(r)	“Employee” means any common-law employee of the Company or any Affiliate.

(s)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. In general, a reference to ERISA will include all lawful regulations and pronouncements promulgated thereunder.

(t)	“401(k) Plan” means the Invacare Retirement Savings Plan, as in effect on January 1, 2005, and as amended from time to time thereafter.

(u)	“In-Service Distribution Accounts” means an Account(s) to which a Participant’s Base Salary Deferrals and Bonus Deferrals are credited pursuant to the terms of the Plan and the election of a Participant. Each of a Participant’s In-Service Distribution Accounts is distributable in a future calendar year which is not less than two (2) years following the end of the Plan Year in which the deferral of compensation was made and which is selected by the Participant pursuant to Section 4.1 hereof. A Participant may have up to two (2) In-Service Distribution Accounts under the Plan at any one time.

(v)	“IQC Contributions” means the amount, if any, of Invacare Quarterly Contributions made by the Company under the 401(k) Plan for a Plan Year.

(w)	“Key Employee” means a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i). For purposes of this Plan, “Key Employees” will be identified on the basis of the 12 month period ending each December 31 and each such identification will apply during the 12 month period commencing on the succeeding April 1.

(x)	“Make Whole IQC Contribution” means a contribution equal to the Invacare Quarterly Contribution that would have been made to the 401(k) Plan for a Participant but for the limitation on compensation contained in Code Section 401(a)(17).

(y)	“Matching Contribution” means the matching amount, as determined by the Company each year, that would be credited to the Participant’s Account based on Base Salary Deferrals and

Bonus Deferrals under the 401(k) Plan if such deferrals had been deferred by the Participant into the 401(k) Plan (but without regard to the limitations of Code Sections 401(a)(17), 415 or other relevant limitations under the Code), reduced by the actual matching contributions made on deferrals under the 401(k) Plan. Any Matching Contribution shall be credited by the Company to the Retirement Account of each Participant at such time or times as the Company determines.

(z)	“Participant” means each Employee who has been selected for participation in the Plan, who has become a Participant pursuant to Article III and who retains an Account under this Plan.

(aa)	“Participation and Deferral Election Form” means the written agreement pursuant to which the Participant elects the amount of his Base Salary and/or his Bonus Compensation to be deferred pursuant to the Plan, the Account to which such deferrals are to be credited, the Deferral Period, if applicable, the deemed investment of amounts deferred and the time and form of payment of such amounts and such other matters as the Committee shall determine from time to time.

(bb)	“Plan” means the Invacare Corporation Deferred Compensation Plus Plan, as in effect on the Effective Date, and as amended from time to time hereafter.

(cc)	“Plan Year” means the 12-consecutive month period commencing January 1 of each year ending on the following December 31.

(dd)	“Prior Plan Unvested Amounts” means any unvested amount credited to a Participant’s Account under the Invacare Corporation 401(k) Benefit Equalization Plus Plan as of December 31, 2004 which is transferred to the Participant’s Retirement Account under this Plan on or after the Effective Date.

(ee)	“Retirement” means a Participant’s Termination of Employment after the attainment of age fifty-five (55) and completion of ten (10) Years of Service or more.

(ff)	“Retirement Account” means an Account to which Base Salary Deferrals and Bonus Deferrals are credited pursuant to the terms of the Plan and the election of a Participant. A Participant’s Retirement Account shall also be credited with any Matching Contributions, Make Whole IQC Contributions, Profit Sharing Contributions and Discretionary Contributions creditable to a Participant under the terms of the Plan. A Participant’s Retirement Account is generally payable upon his Retirement.

(gg)	“Termination of Employment” means the separation from service of a Participant from the Company and all Affiliates for any reason, which includes:

(i)	a voluntary resignation;

(ii)	involuntary discharge for any reason, with or without cause;

(iii)	Retirement;

(iv)	death;

(v)	a leave of absence (including military leave, sick leave, or other bona fide leave of absence) but only at the point that such leave exceeds the greatest of (i) six months, (ii) the period for which the Participant’s right to reemployment is guaranteed either by statute or by contract, or (iii) 12 months if such leave constitutes sick leave arising by reason of an injury to, or sickness of, the Participant, which, in either case, involves a medically determinable physical or mental impairment that (y) is expected to result in death or to last for a continuous period of not less than 6 months, and (z) renders the Participant unable to perform the duties of his position of employment or any substantially similar position of employment; or

(vi)	a permanent decrease in the Participant’s service to a level that is no more than twenty percent (20%) of its prior level.

In determining whether a Termination of Employment has occurred, this definition shall be interpreted in accordance with regulations under Code Section 409A, with respect to separation from service, including, without limitation, whether it is reasonably anticipated that no further services will be performed by the Participant after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services less than 36 months).

The transfer of a Participant from the Company to an Affiliate or from an Affiliate to the Company or another Affiliate shall not constitute a Termination of Employment for purposes of this Plan. In addition, without limiting the generality of the foregoing, in determining Affiliates for purposes of applying this definition of Termination of Employment, the usual “at least 80%” standard in Code Section 1563(a)(1), (2) and (3) shall read “at least 50%” (or, where the Compensation Committee has determined that there is a good business reason for such lower limit, “at least 20%”) for purposes of construing Code Sections 414(b) and 414(c).

(hh)	“Unforeseeable Emergency” means a severe financial hardship to a Participant within the meaning of Code Section 409A resulting from: (i) an illness or accident of the Member or the Member’s spouse or dependent (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(ii)	“Valuation Date” means each business day.

(jj)	“Years of Service” shall have the same meaning as in the 401(k) Plan.

2.2	Number and Gender.

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3	Headings.

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the rest of the Plan, the text shall control.

ARTICLE III

PARTICIPATION AND ELIGIBILITY

3.1	Participation.

Participants in the Plan are those Employees who are (a) subject to the income tax laws of the United States, (b) members of a select group of highly compensated or management Employees, and (c) selected by the Committee or its delegates, in its sole discretion, as Participants. The Committee shall notify each Participant of his selection as a Participant. An Employee who satisfies the eligibility requirements set forth in subsections (a) and (b) shall remain eligible to continue participation in the Plan for each Plan Year following his selection by the Committee as a Participant unless the Committee shall determine otherwise.

3.2	Commencement of Participation.

Except as provided in the following sentence, an Employee shall become a Participant effective as of the first day of the Plan Year following the date on which his Participation and Deferral Election Form becomes effective.

3.3	Cessation of Active Participation.

Notwithstanding any provision herein to the contrary, an individual who has become a Participant in the Plan shall cease to be a Participant hereunder, effective as of such date as may be designated by the Committee, provided that for purposes of ceasing Base Salary Deferrals and Bonus Deferrals, such date may only occur as of the end of a Plan Year, except to the extent otherwise permitted under Code Section 409A. Any such Committee action shall be communicated to such Participant prior to the effective date of such action.

3.4	Protective Measures.

If the Administrator determines, in its sole discretion, that a Participant is not, or may not be, a member of a “select group of management or highly compensated employees” within the meaning of Section 201(2), 301(a)(3), 401(a)(1) or 4021(b)(6) of ERISA, then the Administrator may, in its sole discretion, terminate the Participant’s participation in the Plan as of the last day of the then current Plan Year. Such Participant’s deferral election(s) shall also be cancelled as of the last day of such Plan Year. Such termination of participation shall not impact the time and form of payment of the amounts credited to such Participant’s Accounts, which will be distributed by the Company in accordance with the other provisions hereof.

ARTICLE IV

CONTRIBUTIONS AND VESTING

4.1	Deferrals by Participants.

No later than the last day of the Plan Year immediately preceding the Plan Year to which the Participation and Deferral Election Form relates, a Participant who elects to make Base Salary Deferrals must file with the Committee a Participation and Deferral Election Form pursuant to which such Participant elects to make Base Salary Deferrals.

A Participant must file a Participation and Deferral Election Form to make Bonus Deferrals at a time prescribed by the Committee which time shall be not later than six (6) months before the end of the 12 month period over which the services upon which the Bonus Compensation is based are performed, provided that in no event may an election to defer be made after such Bonus Compensation to which the Bonus Deferral relates has become readily ascertainable.

A deferral election will be irrevocable as of the last permissible date for making such election, as described in this Section 4.1.

A Participant shall be entitled to defer a whole percent of his Base Salary or Bonus Compensation, subject to a maximum deferral of fifty percent (50%) of Base Salary and one hundred percent (100%) of Bonus Compensation.

At the time a Participant completes a Participation and Deferral Election Form, he shall elect to have his Base Salary Deferrals and Bonus Deferrals credited to a Retirement Account or an In-Service Distribution Account.

An election to have amounts credited to an In-Service Distribution Account shall specify the Deferral Period applicable to such amounts by specifying the calendar year in which payment of amounts in such In-Service Distribution Account shall be made or shall commence to be made in accordance with Section 6.1, which shall be no sooner than two full years following the Plan Year to which such deferrals relate and whether the distribution is to be paid in a lump sum or in annual installments amortized over a specified period of years not to exceed five (5) years in accordance with Section 6.3(b). A Participant shall be permitted a maximum of two In-Service Distribution Accounts in existence at any time. Once a Participant has two In-Service Distribution Accounts established, he may make further In-Service Distribution elections only if the amount subject to such further elections can be properly allocated to an existing In-Service Distribution Account. In the event an election to have amounts credited to an In-Service Distribution Account fails to specify a valid Deferral Period, then any amounts subject to such election shall be credited to an In-Service Distribution Account with a Deferral Period of two full years following the Plan Year to which the deferrals relate. If the Participant already has two existing In-Service Distribution Accounts, the amounts subject to the election shall be credited to the Account that has a remaining Deferral Period that is closest to but not less than two years.

Base Salary Deferrals will be credited to the Account of each Participant as soon as practicable following each pay date, if and to the extent that the Participant earned such Base Salary as an Employee for such pay date. Bonus Deferrals will be credited to the Account of each Participant not later than the last day of the month in which such Bonus Compensation otherwise would have been paid to the Participant in cash, provided that if the Participant has incurred a Termination of Employment at the time the Bonus Compensation would otherwise have been paid, the Bonus Deferral shall be immediately distributed from the Plan if the Participant has received full distribution of his Account; otherwise, it shall be credited to the Plan and paid in accordance with the timing and form of payment otherwise applicable to such Participant’s Retirement Account.

4.2	Effective Date of Participation and Deferral Election Form.

Except as provided below with respect to a new Participant, a Participant’s Participation and Deferral Election Form shall become effective on the first day of the Plan Year to which it relates. If an Employee fails to timely complete a Participation and Deferral Election Form in accordance with Section 4.1, the Employee shall be deemed to have elected not to make Base Salary Deferrals and/or Bonus Deferrals for such Plan Year.

4.3	Modification or Revocation of Election by Participant.

Subject to Section 6.10, a Participant may not prospectively change the amount of his Base Salary Deferrals or Bonus Deferrals during a Plan Year. Unless required or permitted by law, under no circumstances may a Participant’s Participation and Deferral Election Form be made, modified or revoked retroactively.

4.4	Matching Contributions.

Each Participant who elects to make Base Salary Deferrals and/or Bonus Deferrals to the Plan and who has completed at least six (6) months of service with the Company or any Affiliate will receive Matching Contributions in accordance with the applicable matching contribution percentage formula provided under the 401(k) Plan. Matching Contributions will be credited to the Participant’s Retirement Account at such time or times as the Company shall determine.

4.5	Make Whole IQC Contributions.

Each year, the Retirement Account of each eligible Participant shall be credited with the Make Whole IQC Contribution, if any, to which he is entitled under Section 2.1(x).

4.6	Discretionary Contributions.

For each Plan Year, the Retirement Account of each eligible Participant shall be credited with such Discretionary Contribution, if any, as is determined by the Company for such Plan Year at such time or times as the Company shall determine.

4.7	Suspension of Contributions.

Anything contained herein to the contrary notwithstanding, if a Participant receives a distribution from the Plan due to an Unforeseeable Emergency, any existing deferral election(s) made under Section 4.1 shall be cancelled. Any future deferral election made under Section 4.1 shall apply only to Base Salary or Bonus Compensation that would otherwise be payable at least six (6) months after receipt of such distribution. If required by the terms of the 401(k) Plan, if a Participant receives a hardship distribution under the 401(k) Plan, he shall have any existing deferral election(s) made under Section 4.1 cancelled. Any future deferral election made under Section 4.1 shall apply only to Base Salary or Bonus Compensation that would otherwise be payable at least six (6) months after receipt of such distribution.

4.8	Vesting.

A Participant shall be 100% vested at all times in that portion of his Account which is attributable to Base Salary Deferrals and Bonus Deferrals. Matching Contributions, Make Whole IQC Contributions, Discretionary Contributions and Prior Plan Unvested Amounts shall vest in accordance with the vesting schedule contained in the 401(k) Plan. Notwithstanding the foregoing, all Matching Contributions, Make Whole IQC Contributions, Profit Sharing Contributions and Discretionary Contributions shall be 100% vested immediately upon a Change in Control or a Participant’s Disability. Any provisions of the Plan relating to the distribution of a Participant’s Account shall mean only the vested portion of such Account. Since the Plan is unfunded, the portion of a Participant’s Account which is not vested and therefore not distributed with the vested portion of his Account shall remain property of the Company and shall not be allocated to the Accounts of other Participants or otherwise inure to their benefit.

4.9	Suspension and Forfeiture Following Accelerated Distribution of Grandfathered Deferrals.

If a Participant elects to receive an accelerated distribution from the Participant’s account under the Invacare Corporation 401(k) Plus Benefit Equalization Plan, he shall forfeit the unvested portion of his Account under the Plan and shall be suspended from making future deferral elections under Section 4.1 for the two (2) consecutive Plan Years which begin on or after the date of such distribution, although any existing deferral election(s) under Section 4.1 for the Plan Year in which such accelerated distribution is taken shall remain in force.

ARTICLE V

ACCOUNTS

5.1	Establishment of Bookkeeping Accounts.

A separate bookkeeping Account or Accounts shall be maintained for each Participant. Such Account(s) shall be credited with the Base Salary Deferrals and Bonus Deferrals made by the Participant pursuant to Section 4.1, Matching Contributions made by the Company pursuant to Section 4.4, Make Whole IQC Contributions made pursuant to Section 4.5, Discretionary Contributions made pursuant to Section 4.6 and any Prior Plan Unvested Amount credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to Section 5.3, and charged with distributions made to or with respect to a Participant.

5.2	Subaccounts.

Within each Participant’s bookkeeping Account, separate subaccounts shall be maintained to the extent necessary or desirable for the administration of the Plan. At a minimum, a Retirement Account shall be maintained for distributions to be made upon a Participant’s Retirement or other Termination of Employment and an In-Service Distribution Account shall be maintained for distributions to be made upon expiration of each Deferral Period selected by the Participant under Section 4.1.

5.3	Earnings Elections.

Amounts credited to a Participant’s Account shall be credited or charged with earnings and losses based on hypothetical investments elected by the Participant. A Participant may elect different investment allocations for new contributions and existing Account balances. Only whole percentages may be elected, the minimum percentage for any allocation is 1%, and the total elections must allocate 100% of all new contributions and 100% of all existing Account balances. Investment elections may be changed daily, in accordance with procedures established by the Committee. The hypothetical investment alternatives and the procedures relating to the election of such investments, other than those set forth in this Section 5.3, shall be determined by the Committee from time to time. A Participant’s Account shall be adjusted as of each Valuation Date to reflect investment gains and losses.

Notwithstanding the foregoing provisions of this Section 5.3, if investment in Invacare stock is permitted hereunder, the Company in its sole discretion, shall have the authority to place such restrictions upon the investment directions of any person who is subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (“Insider”) as shall be appropriate to comply with such section. Such restrictions shall include, but shall not be limited to the following: Insiders shall be permitted to submit investment directions relating to Invacare stock only on a “semi-annual date” which is no less than six (6) months after the date of the most recent investment direction received from such Insider relating to Invacare Stock. For purposes of this Section 5.3, the term “semi-annual date” shall mean a date which is within the period that begins the third business day following the date on which the Company’s first fiscal quarter and third fiscal quarter summary statements of sales and earnings shall be released and which ends on the twelfth business day following such release date.

5.4	Hypothetical Accounts and Creditor Status of Participants.

The Accounts established under this Article V shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The payments to a Participant, his Beneficiary or any other distributee hereunder shall be made from assets of the Company which shall continue, at all times, to be a part of the general unrestricted assets of the Company. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Except as provided in Section 5.5, nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other person.

5.5	Investments.

The Company may, in its sole discretion, acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets to the Company to meet its anticipated liabilities under the Plan. Such policies, annuities, or other acquired assets, shall at all times be and remain unrestricted general property and assets of the Company or property of a trust established pursuant to this Plan. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to any such policies, annuities or other acquired assets. Furthermore, the Company may establish a trust to hold such policies, annuities or other acquired assets, to be used to make, or reimburse the Company for, payments to the Participants or Beneficiaries of all or part of the benefits under this Plan, provided, however, that the trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of its insolvency. In the event that a trust is established under this section, the Company shall remain liable for paying the benefits under this Plan. However, any payment of benefits to a Participant or Beneficiary made by the trust shall satisfy the Company’s obligation to make such payment to such person.

ARTICLE VI

PAYMENT OF ACCOUNT

6.1	Timing of Distribution of Accounts.

Distribution of a Participant’s entire Account (including any undistributed In-Service Distribution Accounts) shall be made or shall commence to be made as soon as practicable, but no later than 90 days, following the Participant’s Retirement or other Termination of Employment or death. Prior to a Participant’s Termination of Employment, distribution of a Participant’s In-Service Distribution Account(s) shall be made or shall commence to be made as soon as practicable after, but no later than 90 days following the expiration of the Deferral Period selected by the Participant for such Account(s). Notwithstanding the foregoing, if a Participant is a Key Employee, in the event of distribution upon Termination of Employment (for reasons other than death), actual payment of the Participant’s Accounts shall not occur prior to the first day of the seventh month following the Termination of Employment.

6.2	Adjustment for Investment Gains and Losses Upon a Distribution.

For purposes of any distributions hereunder, the value of a Participant’s Account shall be determined as of the Valuation Date immediately preceding the time such distribution is to be made.

6.3	Form of Payment.

(a)	In general, all distributions hereunder shall be made in the form of a single lump sum payment. Notwithstanding the foregoing, at the time a Participant makes his first deferral election hereunder, a Participant may elect that if his Account is payable by reason of Retirement, payment shall be made in a lump sum or in annual installments amortized over a period of years not to exceed fifteen (15) years. Gains and losses on the unpaid balance shall continue to be credited or charged to the Account in accordance with the provisions of Section 5.3. Each annual installment shall be equal to the value of the Account as of the Valuation Date immediately preceding the date of payment divided by the number of installments remaining.

(b)	Except as provided below, a Participant’s In-Service Distribution Account(s) shall be paid in one of the following forms as elected by the Participant:

(i)	A lump sum amount which is equal to the applicable Account balance; or

(ii)	Annual installments amortized over a period of years not to exceed five (5) years. Gains and losses on the unpaid balance shall continue to be credited or charged to the Account in accordance with the provisions of Section 5.3. Each annual installment shall be equal to the value of the Account as of the Valuation Date immediately preceding the date of payment divided by the number of installments remaining.

Notwithstanding the form elected, if at the time of distribution by reason of Termination of Employment, a Participant’s total Account value under the Plan and all similar arrangements that would constitute a single nonqualified deferred compensation plan as defined under Treasury Regulation 1.409A-1(c)(2) is not more than the amount specified in Code Section 402(g)(1)(B), as adjusted from time to time, then the benefit shall be paid in a single lump sum as soon as practicable but no later than 90 days following the distribution event; provided, however, that if a Participant is a Key Employee, payment of the Participant’s Accounts for reasons other than death shall not occur prior to the first day of the seventh month following the Termination of Employment.

6.4	Change in Date or Form of Distribution.

In general, the form of payment elected by a Participant with respect to his Retirement Account shall be determined by the Participant’s election made at the time he makes his initial deferral election hereunder. Furthermore, the time and form of payment of any In-Service Distribution Account shall be determined by the Participant’s election made at the time he first elects such In-Service Distribution Account. Notwithstanding the foregoing, a Participant may elect one time to change the form of payment of his Retirement Account or the time and form of payment of his In-Service Distribution Account. Any such revised election shall be made by submitting such election in the form determined by the Committee and shall be subject to the following rules:

(a)	the election may not take effect until at least 12 months after the date on which such election is made;

(b)	the payment with respect to which such election is made must be deferred (other than a distribution upon death or Unforeseeable Emergency) for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(c)	any subsequent election affecting a distribution at a specified time (or pursuant to a fixed schedule) may not be made less than 12 months before the date the payment is scheduled to be paid.

Any such revised election will become irrevocable as of the earlier of the last permissible date for making such election under (a) or (c) above.

6.5	Transition Elections.

Notwithstanding Sections 4.3, 6.3 and 6.4 above, the distributions and distribution elections (and subsequent changes thereto) permitted by the Company prior to 2009 pursuant to the transition relief under Code Section 409A, shall be given full force and effect. In addition, Participants shall be permitted to make such further elections to change the time and form of payment as are permitted by the Company under Section 6.4 above.

6.6	Designation of Beneficiaries.

Each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in such form as prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation and is witnessed by a notary public, or the consent cannot be obtained because the spouse cannot be located.

6.7	Change of Beneficiary Designation.

Except as provided below, any nonspousal designation of Beneficiary may be changed by a Participant without the consent of such Beneficiary by the filing of a new designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

6.8	No Beneficiary Designation.

If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)	The Participant’s surviving spouse;

(b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c)	The Participant’s parents;

(d)	The Participant’s estate.

6.9	Withdrawals for Unforeseeable Emergency.

A Participant may apply in writing to the Committee for, and the Committee may permit, a withdrawal of all or any part of a Participant’s Account, together with all earnings, gains and losses thereon, if the Committee, in its sole discretion, determines that the Participant has incurred an Unforeseeable Emergency. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the Unforeseeable Emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. The Committee may require a Participant who requests a withdrawal on account of an Unforeseeable Emergency to submit such evidence as the Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based and the unavailability of other resources with which the Participant may relieve the Unforeseeable Emergency.

6.10	Withholding.

All distributions shall be subject to legally required income and employment tax withholding. All deferrals shall be determined net of any required tax or other withholdings (including, without limitation, withholdings for FICA tax).

ARTICLE VII

ADMINISTRATION

7.1	Committee.

The Plan shall be administered by a Committee, which shall include the Senior Vice President of Human Resources, the Chief Financial Officer and the Senior Vice President and General Counsel, or the respective successors to those positions. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing. No member of the Committee who is a Participant shall participate in any matter relating to his status as a Participant or his rights or entitlement to benefits as a Participant.

7.2	General Powers of Administration.

The Committee shall be the Plan Administrator under ERISA (the “Administrator”). The Administrator will be responsible for the general administration of the Plan and will have all powers as may be necessary to carry out the provisions of the Plan and may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business. In addition to any powers, rights and duties set forth elsewhere in this Plan, it will have the following powers and duties:

(a)	To enact rules, regulations, and procedures and to prescribe the use of such forms as it deems advisable;

(b)	To appoint or employ agents, attorneys, actuaries, accountants, assistants or other persons (who may also be Participants in this Plan or be employed by or represent the Company) at the expense of the Company, as it deems necessary to keep its records or to assist it in taking any other action authorized or required under the Plan;

(c)	To interpret the Plan, and to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of the Plan and resolve all questions arising under the Plan;

(d)	To administer the Plan in accordance with its terms and any rules and regulations it establishes; and

(e)	To maintain records concerning the Plan as it deems sufficient to prepare reports, returns and other information required by the Plan or by law; and

(f)	To direct the Company to pay benefits under the Plan, and to give other directions and instructions as may be necessary for the proper administration of the Plan.

Any decision, interpretation or other action made or taken by the Administrator arising out of or in connection with the Plan, will be within the absolute discretion of the Administrator, and will be final, binding and conclusive on the Company, and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The Administrator’s determinations under the Plan need not be uniform, and may be made selectively among Participants, whether or not they are similarly situated.

7.3	Indemnification of Committee.

The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

ARTICLE VIII

DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION

8.1	Claims.

A Participant, Beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the Committee setting forth his or her claim. The request must be addressed to the Committee at the Company at its then principal place of business.

8.2	Claim Decision.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety days, and shall, in fact, deliver such reply within such period. However, the Committee may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Committee shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render the benefit determination.

If the claim is denied in whole or in part, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)	the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;

(d)	appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e)	the time limits for requesting a review of the denial under Section 8.3 and for the actual review of the denial under Section 8.4.

If no notice is provided, the claim will be deemed denied. The interpretations, determinations and decisions of the Administrator will be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Article.

8.3	Request for Review of a Denied Claim.

Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Senior Vice President of Human Resources of the Company (“Executive Officer”) review the Committee’s prior determination. Such request must be addressed to the Executive Officer at the Company at its then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which information shall be considered in the review under this Section without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (a) was relied upon by the Committee in making its initial claims decision, (b) was submitted, considered or generated in the course of the Committee making its initial claims decision, without regard to whether such instrument was actually relied upon by the Committee in making its decision or (c) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Committee’s determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.

8.4	Review of Decision.

Within a reasonable period of time, ordinarily not later than sixty days, after the Executive Officer’s receipt of a request for review, it will review the Committee’s prior determination. If special circumstances require that the sixty-day time period be extended, the Executive Officer will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Executive Officer expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Executive Officer extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

Benefits under the Plan will be paid only if the Executive Officer decides in its discretion that the Claimant is entitled to such benefits. The decision of the Executive Officer shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant. Without limiting the foregoing, if the law provides that the Claimant may bring a legal action alleging a claim for benefits under this Plan, then, no Claimant may file any lawsuit in any court of law with respect to a claim for benefits hereunder unless such Claimant has timely and properly taken all steps to submit his claim to the Committee and to appeal any benefit denial to the

Executive Officer, and has otherwise followed the application and review procedures of this Plan.

If the Executive Officer makes an adverse benefit determination on review, the Executive Officer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)	the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Executive Officer in making its decision, (ii) was submitted, considered or generated in the course of the Executive Officer making its decision, without regard to whether such instrument was actually relied upon by the Executive Officer in making its decision or (iii) demonstrates compliance by the Executive Officer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(d)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

8.5	Discretionary Authority.

The Committee and Executive Officer shall both have discretionary authority to determine a Claimant’s entitlement to benefits upon his claim or his request for review of a denied claim, respectively.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1	Power to Amend or Terminate.

The Company reserves the right, by action of its Board in its sole discretion, to retroactively or prospectively amend, modify or terminate this Plan at any time.

9.2	Distribution Upon Plan Termination.

In the event the Company terminates the Plan in the manner permitted under Section 9.1, no liquidation and payment of benefits shall occur as a result of the termination; provided, however, that subject to the provisions of Section 9.1, the Company may, in its discretion, provide by amendment to the Plan for the liquidation and termination of the Plan where:

(a)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Company and Affiliates;

(b)	the Plan and all arrangements required to be aggregated with the Plan under Code Section 409A are terminated and liquidated;

(c)	no payments, other than those that would be payable under the terms of the Plan and the aggregated arrangements if the termination and liquidation had not occurred, are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;

(d)	all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(e)	the Company and its Affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A, at any time within three (3) years following the date of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

Notwithstanding the above, the Company may, in its discretion, provide by amendment to liquidate and terminate the Plan where the termination and liquidation occurs within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 United States Code Section 503(b)(1)(A), provided that all amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(a)	the calendar year in which the termination and liquidation occurs;

(b)	the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(c)	the first calendar year in which the payment is administratively practicable.

Notwithstanding the above, the Company may, in its discretion and pursuant to irrevocable action, provide by amendment to liquidate and terminate the Plan where the termination and liquidation occurs within the 30 days preceding or the 12 months following a “change in control event” (as defined under Code Section 409A), provided that the Plan and all arrangements required to be aggregated with the Plan under Code Section 409A are terminated and liquidated with respect to each Participant who experiences the “change in control event,” and provided that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the Plan and all aggregated arrangements within 12 months of the irrevocable amendment.

ARTICLE X

MISCELLANEOUS

10.1	Plan Not a Contract of Employment.

The adoption and maintenance of the Plan shall not be or be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall give or be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time; nor shall the Plan give or be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

10.2	Non-Assignability of Benefits.

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

10.3	Severability.

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

10.4	Governing Laws.

All provisions of the Plan shall be construed in accordance with the internal laws (but not the choice of laws) of Ohio, except to the extent preempted by federal law.

10.5	Binding Effect.

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

10.6	Entire Agreement.

This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect. The Plan, together with any Participation and Deferral Election Forms, constitute the entire agreement between the parties with respect to the subject matter hereof.

10.7	No Guaranty of Tax Consequences.

While the Company has established, and will maintain, the Plan, the Company makes no representation, warranty, commitment, or guaranty concerning the income, employment, or other tax consequences of participation in the Plan under federal, state, or local law.

It is the intention and purpose of the Company that this Plan shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A and such other laws. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to any Participant (or Beneficiary) resulting from the terms or operation of this Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be signed as of the 31st day of December, 2008.

INVACARE CORPORATION

By	/s/ Joseph S. Usaj
Its	Senior Vice President – Human Resources

AMENDMENT NO. 1

TO

INVACARE CORPORATION DEFERRED COMPENSATION PLUS PLAN

(Effective January 1, 2005)

This Amendment No. 1 is executed as of this 19th day of August 19, 2009, by Invacare Corporation, an Ohio corporation (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, effective January 1, 2005, the Company adopted the Invacare Corporation Deferred Compensation Plus Plan (the “Plan), which permits certain management and highly compensated employees to make certain nonqualified deferrals of compensation; and

WHEREAS, the Company now desires further to amend the Plan to further address administrative procedures relating to tax withholding; and

WHEREAS, the Company reserved the right, pursuant to Section 9.1 of the Plan, to make certain amendments thereto;

NOW, THEREFORE, effective as of January 1, 2009, the Company hereby amends the Plan as follows (all capitalized terms not otherwise defined in this Amendment have the meanings ascribed to them in the Plan):

1.	Section 6.10 is hereby amended to read as follows:

“6.10 Withholding.

All distributions shall be subject to legally required income and employment tax withholding. All deferrals shall be determined net of any required tax or other withholdings (including, without limitation, withholdings for FICA tax).

In addition, to the extent permitted under Code Section 409A, the Company may elect to accelerate payment of a Participant’s benefit hereunder:

(a)

to pay any Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and Section 3121(v)(2) on compensation deferred under the Plan (the “FICA Amount”), as well as to pay the income tax at source on wages imposed under Code Section 3401

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or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment accelerated under this Section 5.7(a) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount; and

(b)	to pay any state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred hereunder before the amount is paid or made available to the Participant (the “State, Local, or Foreign Tax Amount”). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. Such payment may be made by distributions to the Participant in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by distribution directly to the Participant. The Participant’s benefit hereunder also may be accelerated to pay the income tax at source on wages imposed under Code Section 3401 as a result of such payment and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional Code Section 3401 wages and taxes. However, the total payment accelerated under this Section 5.7(b) must not exceed the aggregate of the State, Local, or Foreign Tax Amount and the income tax withholding related to such State, Local, or Foreign Tax Amount.

IN WITNESS WHEREOF, Invacare Corporation, by its duly authorized officers, has caused this Amendment to be executed as of the day and year first above written.

INVACARE CORPORATION

(“Company”)

By:	Robert K. Gudbranson
Its:	Senior Vice President and CFO

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AMENDMENT NO. 2

TO

INVACARE CORPORATION DEFERRED COMPENSATION PLUS PLAN

(Effective January 1, 2005)

This Amendment No. 2 is executed as of this 23rd day of November, 2010, by Invacare Corporation, an Ohio corporation (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, effective January 1, 2005, the Company adopted the Invacare Corporation Deferred Compensation Plus Plan (the “Plan), which permits certain management and highly compensated employees to make certain nonqualified deferrals of compensation, and which was subsequently amended; and

WHEREAS, the Company now desires further to amend the Plan to provide for special discretionary contributions with respect to individual executives; and

WHEREAS, the Company reserved the right, pursuant to Section 9.1 of the Plan, to make certain amendments thereto;

NOW, THEREFORE, effective as of January 1, 2011, the Company hereby amends the Plan as follows (all capitalized terms not otherwise defined in this Amendment have the meanings ascribed to them in the Plan):

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1.	There is added to the Plan a new Section 2.1(la) to read as follows:

“(la)	“Compensation” shall have the same meaning as in the 401(k) Plan, except that Compensation shall not be subject to the limitations of Code Section 401(a)(17).”

2.	Section 2.1(p) is hereby amended by the addition of the following sentence:

“The term Special Discretionary Contribution shall mean, with respect to any Participant, any Discretionary Contribution made pursuant to Section 4.6(b) with respect to such Participant.

3.	Section 2.1(x) is hereby amended to read as follows:

“(x) “Make Whole IQC Contribution” means a contribution equal to the Invacare Quarterly Contribution that would have been made to the 401(k) Plan for a Participant but for the limitation on compensation contained in Code Section 401(a)(17) and any Base Salary Deferrals and Bonus Deferrals under this Plan.

4.	Section 2.1(aa) is hereby amended by the addition of the following sentence:

“The term Special Participation Agreement shall mean any agreement providing for Special Discretionary Contributions pursuant to Section 4.6(b) entered into between the Company and the Participant, which may be either in a separate document from the Participation Agreement or part of the Participation Agreement.”

5.	Section 3.2 is hereby amended to read as follows:

3.2	Commencement of Participation.

Except as provided in the following Section, an Employee shall become a Participant effective as of the first day of the Plan Year following the date on which the earliest of his Participation and Deferral Election Form or Separate Participation Agreement becomes effective.

6.	Section 4.6 is hereby amended to read as follows:

4.6	Discretionary Contributions.

For each Plan Year, the Company may credit such Discretionary Contributions under the Plan to the Retirement Accounts of such eligible Participants, and at such times, if any, as is determined by the Company in its discretion, which discretionary Contributions may include, without limitation, either of the following:

(a)	For each Plan Year, the Company may credit to the Retirement Account of each Participant an amount equal to the percentage of such Participant’s

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Compensation for the Plan Year that is specified for such Participant as a profit sharing contribution under the Savings Plan, but only with respect to Compensation that is in excess of the compensation limit under Section 401(a)(17) of the Code for such Plan Year before taking into account any Base Salary Deferrals and Bonus Deferrals under this Plan.

(b)	For each Plan Year, the Company may credit the Retirement Account of a Participant with such percentage (if any) of such Participant’s Compensation for the Plan Year as may be provided in a Special Participation Agreement entered into between the Company and the Participant or as may be otherwise determined by the Company.

7.	Section 4.8 is hereby amended to read as follows:

4.8	Vesting.

A Participant’s Accounts hereunder shall be subject to vesting in accordance with the following:

(a)	A Participant shall be 100% vested at all times in that portion of his Account which is attributable to Base Salary Deferrals and Bonus Deferrals.

(b)	Matching Contributions, Make Whole IQC Contributions, Discretionary Contributions (other than Special Discretionary Contributions) and Prior Plan Unvested Amounts shall vest in accordance with the vesting schedule contained in the 401(k) Plan.

(c)	Special Discretionary Contributions shall be vested in accordance with such vesting schedule as is set forth in the Special Participation Agreement entered into between the Company and the Participant, or in the absence of such a vesting schedule, in accordance with 4.8(b).

(d)	Notwithstanding the foregoing, all Matching Contributions, Make Whole IQC Contributions, Profit Sharing Contributions and Discretionary Contributions (including any Special Discretionary Contributions) shall be 100% vested immediately upon a Change in Control or a Participant’s Disability.

Any provisions of the Plan relating to the distribution of a Participant’s Account shall mean only the vested portion of such Account. Since the Plan is unfunded, the portion of a Participant’s Account which is not vested and therefore not distributed with the vested portion of his Account shall remain property of the Company and shall not be allocated to the Accounts of other Participants or otherwise inure to their benefit.

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8.	Section 5.3 is hereby amended to read as follows:

5.3	Earnings on Accounts.

A Participant’s Accounts shall be credited with earnings and losses in accordance with the following:

(a)	Except as described in subsection (b), amounts credited to a Participant’s Account shall be credited or charged with earnings and losses based on hypothetical investments elected by the Participant. A Participant may elect different investment allocations for new contributions and existing Account balances. Only whole percentages may be elected, the minimum percentage for any allocation is 1%, and the total elections must allocate 100% of all new contributions and 100% of all existing Account balances. Investment elections may be changed daily, in accordance with procedures established by the Committee. The hypothetical investment alternatives and the procedures relating to the election of such investments, other than those set forth in this Section 5.3, shall be determined by the Committee from time to time. A Participant’s Account shall be adjusted as of each Valuation Date to reflect investment gains and losses.

Notwithstanding the foregoing provisions of this subsection (a), if investment in Invacare stock is permitted hereunder, the Company in its sole discretion, shall have the authority to place such restrictions upon the investment directions of any person who is subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (“Insider”) as shall be appropriate to comply with such section. Such restrictions shall include, but shall not be limited to the following: Insiders shall be permitted to submit investment directions relating to Invacare stock only on a “semi-annual date” which is no less than six (6) months after the date of the most recent investment direction received from such Insider relating to Invacare Stock. For purposes of this subsection (a), the term “semi-annual date” shall mean a date which is within the period that begins the third business day following the date on which the Company’s first fiscal quarter and third fiscal quarter summary statements of sales and earnings shall be released and which ends on the twelfth business day following such release date.

(b)	Notwithstanding subsection (a) above, Special Discretionary Contributions shall be credited with earnings, gains and losses in such manner as may be determined under the Special Participation Agreement entered into between the Company and the Participant; provided that if there is no Special Participation Agreement, earnings on the Special Discretionary Contributions shall be determined pursuant to subsection (a) above.

9.	The first sentence of Section 6.9 is hereby amended to read as follows:

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“A Participant may apply in writing to the Committee for, and the Committee may permit, a withdrawal of all or any part of a Participant’s Account other than amounts attributable to Discretionary Contributions made pursuant to Section 4.6(b), together with all earnings, gains and losses on the amounts withdrawn, if the Committee in its sole discretion, determines that the Participant has incurred an Unforeseeable Emergency.”

10.	Section 9.1 is amended by the addition of a new second sentence, to read as follows:

“The Company also reserves the right, by action of its Board in its sole discretion, to retroactively or prospectively amend, modify or terminate any Special Participation Agreement at any time, provided that no such action shall reduce the amount credited to the Participant’s Retirement Account under any Special Participation Agreement as of immediately prior to such amendment without the consent of such Participant.”

11.	The second sentence of Section 10.6 is hereby amended to read as follows:

“The Plan, together with any Participation and Deferral Election Forms or Separate Participation Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof.”

IN WITNESS WHEREOF, Invacare Corporation, by its duly authorized officers, has caused this Amendment to be executed as of the day and year first above written.

INVACARE CORPORATION

(“Company”)

By:	Patricia Stumpp
Its:	Senior Vice President, Human Resources

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